Exhibit 10.5.16
Via Hand Delivery
January 08, 2007
Eric Pryor
119 Fairwood Court
Danville, CA 94506
Dear Eric,
As previously discussed with your manager, your position is currently among those scheduled to be relocated to Houston. This letter and attachments provide additional information regarding this very important transition for you and our company.
One of our goals with the consolidation of certain functions in Houston is to accelerate the creation of a more integrated culture and leadership team for the new Calpine with a unified vision of who we are, where we are going, and how we are going to get there.
We believe this is an exciting opportunity for you to be part of a new beginning with Calpine. We hope you will seriously consider joining us in Houston. If you choose to relocate with your position to Houston prior to September 3, 2007, you are eligible for level 4 relocation assistance as outlined in the attached Relocation Summary. All business travel to Houston prior to your permanent relocation on or before September 3, 2007, will be treated as usual and customary business expenses.
If your decision is to not relocate with your position at this time, Calpine is offering you the option of commuter status. While you are in commuter status, Calpine will reimburse you for the following reasonable and customary commuting expenses until September 3, 2007; airfare, lodging, taxi/auto rental, and meals. You may continue to commute after September 3, 2007, however, associated expenses as outlined above will be treated, for tax purposes as business expenses and incrementally deducted from a portion of the relocation package for which you are eligible. The total amount available for funding to support commuting expenses after September 3, 2007 is $50,000. This amount is reflective of the estimated relocation services provided in your package, excluding real estate costs associated with the sale of your current home and the purchase of a new home in the Houston area. Once this $50,000 allowance for commuting expenses is exhausted, you will be solely responsible to cover commuting costs.
Please note that beginning September 3, 2007 you will be expected to maintain a customary full-time schedule in Houston, which generally includes full days Monday thru Friday. Prior to September 3, 2007, you will be expected to engage in travel to Houston as deemed appropriate and necessary by your manager.
If you decide to permanently relocate to the Houston area after September 3, 2007, only the balance remaining in the relocation package will be offered to support relocation costs incurred. If the full $50,000 has been exhausted, only the real estate related portion, as outlined in the attached summary, will be available.

Lastly, should you choose to leave Calpine instead of relocating to the Houston area prior to June 30, 2008, you will be eligible for severance benefits as described in the attached Severance Policy. In addition to the severance benefits, you will be eligible for a 2006 CIP bonus, if funded, and a 2007 Transaction Bonus equal to 100% of your CIP target. Should you choose to leave Calpine instead of relocating to the Houston after June 30, 2008, you will be eligible for severance benefits as determined and in place by Calpine at the time of your termination of employment.
Calpine reserves the right to extend the September 3, 2007 date referenced above in its sole discretion.
We appreciate your support and look forward to working with you to ensure a smooth and successful transition. Please complete and return a copy of this letter, including the election form below, on or before January 19, 2007. If you have questions regarding the terms and conditions outlined above, please contact Ed Pawkett at (408)794-2411.
Sincerely,
Kelly J. Zelinski
Vice President of Human Resources
If your decision is not to relocate with your position to Houston, please consider applying for other positions within Calpine. Should you elect not to move into another Calpine position and you remain employed up to the scheduled transition date, you will be eligible for severance benefits as described in the attached Severance Policy. In addition to the severance benefits, you will also be eligible for a 2006 CIP bonus (if funded) and a 2007 Transaction Bonus equal to 100% of your CIP target (if your transition date is sometime in 2007) for staying with Calpine until your position relocates to Houston.
EMPLOYEE ELECTION AND AKNOWLEDGEMENT
     Check one:
                          I agree to relocate to Houston on or before September 3rd, 2007.
              X         I accept the commuter option and will decide whether to relocate at a later date.
I acknowledge and understand that the terms and conditions outlined above do not affect my status as an “at-will” employee in any way. I further understand that if I am terminated for cause at any point then I am not eligible for severance benefits regardless of how long I stay with Calpine. “Cause” shall mean (i) material breach of company policy, (ii) conviction of a felony, (iii) repeated unexplained or unjustified absence, (iv) willful insubordination, or (v) failure to meet Calpine’s standards of competence and job performance.
Signed /s/ Eric N. Pryor      Date